Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
(484) 323–8835

Orthovita Announces 2010 First Quarter Product Sales

MALVERN, PA, USA, April 22, 2010 – Orthovita, Inc. (NASDAQ: VITA), a leading orthobiologics and biosurgery company, today announced that product sales for the first quarter of 2010 were $24.1 million, an 11% increase over product sales of $21.7 million in the first quarter of 2009. Product sales for the quarter ended March 31, 2010 included $1.1 million from the sale of Vitomatrix™, a bone graft material used in dental products, and $900,000 from U.S. sales of Cortoss™, the Company’s novel synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures, and Aliquot, the Company’s Cortoss delivery device. There were no Vitomatrix or U.S. Cortoss sales in the first quarter of 2009. The $1.1 million in Vitomatrix sales occurred in March 2010 as part of an agreement to terminate our supply agreement for this product.

“Our first quarter 2010 product sales reflected continued progress in our launch of Cortoss,” said Antony Koblish, president and chief executive officer of Orthovita. “Following our actions in early March to align more closely our Cortoss and Aliquot pricing strategy with the shift in vertebral augmentation procedures to the outpatient setting, we have seen both new customer accounts and monthly sales increase. Our U.S. Cortoss and Aliquot sales in March were 45% higher than January 2010, our highest month of Cortoss and Aliquot sales since launch, and our Cortoss customer accounts increased from 151 at the end of February to 186 at the end of March, with a 70% reorder rate.”

Mr. Koblish continued, “Compared to the first quarter of 2009, our biosurgery sales increased 11% in the first quarter of 2010, and our orthobiologic sales, which included Cortoss and and Vitomatrix, increased 11%. While we are gratified that the realignment of our Cortoss marketing strategy was successful in generating higher Cortoss growth at the end of the quarter, implementing this strategy reduced the amount of time our sales representatives could spend in the operating room on bone graft cases. As a result, our Vitoss sales, excluding the Vitomatrix sale, declined slightly in the first quarter of 2010 compared to the first quarter of 2009. However, we anticipate that the realignment of our Cortoss pricing strategy will reduce the time needed to obtain hospital approvals for Cortoss, freeing up our sales representatives’ time to refocus their efforts on our Vitoss products, and we expect that sales of our Vitoss products will increase in the coming quarters.”

The Company plans to release complete financial results for the first quarter of 2010 on May 3, 2010.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Tuesday, May 4, 2010 to review and discuss the first quarter 2010 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 67873938. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning May 4, 2010 at 11:30 a.m. Eastern Time, and ending May 18, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 67873938.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, including Cortoss, our ability to successfully launch Cortoss, our ability to achieve product revenue growth, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.